EXHIBIT  (23)

INDEPENDENT  AUDITORS'  CONSENT  AND  REPORT  ON  SCHEDULES

The  Board  of  Directors
Harleysville  Group  Inc.:

     The audits referred to in our report dated February 14, 2002 include the related financial statement schedules as of December 31, 2001, and for each of the years in the three-year period ended December 31, 2001, included in the annual report on Form 10-K. These financial statement schedules are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statement schedules based on our audits. In our opinion, such financial statement schedules, when considered in relation to the basic consolidated financial statements taken as a whole, present fairly, in all material respects, the information set forth therein.

     We consent to incorporation by reference in the registration statements (Nos. 333-03127, 33-84348, 33-43494, 33-91718, 33-91726, 33-43532, 333-85941,
333-37386, 333-37212) on Form S-8 and registration statements (Nos. 33-78372, 33-90810, 33-91720) on Form S-3 of Harleysville Group Inc. of our reports dated February 14, 2002, relating to the consolidated balance sheets of Harleysville Group Inc. as of December 31, 2001 and 2000, and the related consolidated statements of income, shareholders' equity and cash flows and related financial statement schedules for each of the years in the three-year period ended December 31, 2001, which reports appear in the December 31, 2001 annual report on Form 10-K of Harleysville Group Inc., and of our report dated March 15, 2002 relating to the statements of financial condition of the Harleysville Group Inc. Employee Stock Purchase Plan as of December 31, 2001 and 2000, and the related statements of income and changes in plan equity for each of the years in the three-year period ended December 31, 2001, which report appears in the Harleysville Group Inc. Employee Stock Purchase Plan annual report on Form 11-K.


/s/  KPMG  LLP

Philadelphia,  Pennsylvania
March 22,  2002


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